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                                                         EXHIBIT 10.11

                            AMENDMENT TO LOAN AGREEMENT

BORROWERS:     CYMER, INC. AND CYMER JAPAN, INC.
DATE:          APRIL 27, 1998

     THIS AMENDMENT TO LOAN AGREEMENT is entered into between SILICON VALLEY BANK ("Silicon") and BANK OF HAWAII ("BOH"), on the one side, Cymer, Inc. ("Cymer") and Cymer Japan, Inc. ("Cymer Japan"), on the other side.

     The Parties agree to amend the Loan Agreement between them, dated December 8, 1997, as amended from time to time (the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

     1. REVISED DEFINITIONS. Section 1.1 of the Loan Agreement is hereby amended by replacing the definitions of "Maturity Date" and "Term Loans" and with the following respective definitions:

     "'COMMITTED REVOLVING LINE'  means Twenty-Five Million Dollars
($25,000,000).

     'INTEREST PERIOD' means (I) for each LIBOR Based Rate Advance, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Based Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date and (II) for the Optional Currency Rate Advance, a period of approximately three or six months as the Borrower may elect, provided that the last day of an Interest Period for the Optional Currency Rate Advance shall be determined in accordance with the practices of the Tokyo interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Revolving Maturity Date.

      'OPTIONAL CURRENCY RATE' means, with respect to any Interest Period regarding the Optional Currency Advance, 140 basis points PLUS the rate per annum equal to the Euro Yen Tokyo Inter-bank Offered Rate as announced by the Federation of Bankers Association of Japan two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to such Advance, or, in the absence thereof, the rate per annum determined by the Servicing Agent to be the per annum rate of interest at which deposits in Japanese Yen are offered to the Servicing Agent in the Tokyo inter-bank market in which the Servicing Agent customarily participates at 11:00 A.M. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

      "PRIME BASED RATE" means an interest rate of the Prime Rate; and "LIBOR BASED RATE" means the LIBOR Interest Rate for an identified Interest Period plus 140 basis points.

      'REVOLVING MATURITY DATE' means April 26, 1999, as such date may from time to time be extended by lenders in their sole discretion pursuant to this agreement."

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      2.   NEW DEFINITION.  Section 1.1 of the Loan Agreement is hereby amended by adding the following definition thereto:

      "APRIL 1998 AMENDMENT" shall mean the Amendment to Loan Agreement dated April 27, 1998 between Silicon and BOH, on the one side, and Cymer and Cymer Japan, on the other side.

      3. MODIFIED SECTIONS 2.1.1 AND 2.1.1A. Sections 2.1.1 and 2.1.1A of the Loan Agreement are hereby to read as follows:

      "2.1.1 The Revolving   Advances.  Subject to and upon the terms and
      conditions hereof, and in   reliance upon the representations and
      warranties of the Borrowers set forth   herein, each Lender severally
      agrees to make its Commitment Percentage of   Revolving Advances to
      Cymer up to the aggregate amount of $5,000,000 for   both Lenders from
      time to time until the close of business on the Revolving   Maturity
      Date, in such sums as Cymer may request, PROVIDED that the   aggregate
      principal amount of all Revolving Advances and the Dollar   Equivalent
      of the Optional Currency Advances at any one time outstanding   shall
      not exceed the Committed Revolving Line minus the Foreign Exchange
      Reserve.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein,
      amounts   borrowed pursuant to this Section 2.1.1 may be repaid and
      reborrowed at any   time during the term of this Agreement.  The
      minimum amount of a Prime   Based Rate Revolving Advance is $25,000.
      The minimum amount of a LIBOR   Based Rate Revolving Advance is
      $500,000, and loan amounts greater than   such sum are required to be
      in integral multiples of $50,000 in excess   thereof.

           Cymer promises to pay to Servicing Agent for the account of each Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Revolving Advances made by Servicing Agent and Lenders to Borrower. Borrower shall also pay interest on the aggregate unpaid principal amount of such Advances at the rates and in accordance with the terms hereof.

           The Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Revolving Advances under this Section 2.1.1, all Optional Currency Advances, and other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable.

      2.1.1.A OPTIONAL CURRENCY ADVANCE.

      Substantially concurrently with the execution and delivery of the April 1998 Amendment, an Optional Currency Advance in the Dollar Equivalent of Ten Million Dollars shall be made to Cymer Japan, PROVIDED, HOWEVER, that the Dollar Equivalent of the principal amount of such Optional Currency Advance shall at no time exceed Ten Million Dollars ($10,000,000) AND the aggregate principal amount of all Revolving Advances, the Dollar Equivalent of the aggregate principal amount of the Optional Currency Advance at any one time outstanding shall not exceed the Committed Revolving Line minus the Foreign Exchange Reserve.
       The Optional Currency Advance shall be made by each of the Lenders in an amount up to its respective Commitment Percentage of Revolving Advances, and BOH shall be the agent for both Lenders in connection with the making of such Advance. Repayments of the Optional Currency Advance made in such Optional Currency shall be made only at the branch of BOH in the country of such Optional Currency."

    4. REVISED SECTION 2.1.3(a) Subsection (a) of Section 2.1.3 of the Loan Agreement is hereby amended to read as follows:


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      "(a) Subject to the terms of this Agreement, either Borrower, on a joint basis, may enter into foreign exchange contracts (the "Exchange Contracts") not to exceed an aggregate Dollar Equivalent amount of $100,000,000 (the "Contract Limit"), pursuant to which Lenders shall sell to or purchase from Borrower foreign currency on a spot or future basis. A Borrower shall not request any Exchange Contracts at any time a Default or an Event of Default has occurred and is continuing. All Exchange Contracts must provide for delivery of settlement on or before 365 days past the then applicable Revolving Maturity Date. The amount available under the Committed Revolving Line at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on any given day (the "Determination Date"): on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed, 10% of the gross amount of the Exchange Contracts. If on the Revolving Maturity Date, or on any earlier effective date of termination, there are any outstanding Exchange Contracts, then on such date Borrower shall provide cash collateral in an amount equal to the Foreign
      Exchange Reserve, to secure all of the Obligations relating to said Exchange Contracts on the Lenders' standard form cash pledge agreement."

      5. REVISED SECTION 2.3.4 Section 2.3.4 of the Loan Agreement is hereby amended to read as follows:

      "2.3.4    COMPUTATION.  In the event the Prime Rate is changed
      from time to time hereafter, the applicable Prime Based Rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest relating to the Prime Rate chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty five (365) day year for the actual number of days elapsed, except where the law or commercial custom in the country of the Optional Currency requires otherwise. All interest relating to the LIBOR Based Rate Advances chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Interest relating to the Optional Currency Rate Advance chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed."

      6.    AMENDMENT TO SECTION 2.3.5    Section 2.3.5 of the Loan Agreement
is hereby amended to REPLACE clause (C) thereof which now reads as:

      "(C) by facsimile transmission no later than 12:00 p.m. noon California time on the Business Day that is two (2) Business Days prior to the Business Day on which an Optional Currency Rate Advance is to be made"

      WITH THE FOLLOWING:

      "(C) by facsimile transmission no later than 12:00 p.m. noon California time on the Business Day that would permit, in the ordinary course of business, the Servicing Agent to provide notice thereof to the Tokyo branch of BOH three (3) Business Days prior to the Business Day on which the Optional Currency Rate Advance is to be made"

      7.    REVISED SECTION 2.5.4    Section 2.5.4 of the Loan Agreement is
hereby amended to read as follows:

      "2.5.4      UNUSED LINE FEE. Borrower shall pay the lenders an unused
      line fee, in addition to all interest and other fees payable hereunder. The amount of such fee


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      shall be .125% per annum multiplied by an amount equal to $25,000,000 minus the sum of the average daily balance of (a) the outstanding Revolving Advances plus (b) the Dollar Equivalent of the Optional Currency Advances plus (c) the Foreign Exchange Reserve. The unused line fee shall be computed and paid quarterly, in arrears, on the last day of March, June, September and December of each year, commencing on December 31, 1997, with respect to the quarter then ended."

      8.    REVISED SECTION 2.8(a)   Subsection (a) of Section 2.8 of the Loan
Agreement is hereby amended to read as follows:

      "(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Lenders receive all or part of the principal amount of a LIBOR Based Rate Advance or an Optional Currency Rate Advance prior to the last day of the applicable Interest Period for such Advance, Borrower shall within 10 days of demand by Servicing Agent, pay Servicing Agent the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Lender by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Servicing Agent in its reasonable discretion plus Borrower shall also pay to Servicing Agent any and all other costs or expenses incurred by the Servicing Agent as a result of any such conversion. Servicing Agent's determination as to such amount shall be conclusive absent manifest error."

      9. FINANCIAL COVENANTS. Section 6.8 of the Loan Agreement are hereby amended, respectively, to read as follows:

      "6.8 TANGIBLE NET WORTH. Cymer, Inc. shall maintain, on a consolidated basis, as of the last day of each calendar quarter, a Tangible Net Worth of not less than Two Hundred Seventy-Five Million Dollars ($275,000,000) PLUS Fifty Percent (50%) of Borrower's quarterly net income (after taxes) (with no subtraction for losses) beginning with the period ending September 30, 1997 LESS the amount of the Borrower's treasury shares up to $50,000,000, with the understanding that in connection with the calculation of Tangible Net Worth the assets and liabilities of Borrower associated with the Foreign Exchange Contracts shall be included therein on a Net Basis."


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      10.  SCHEDULE TO LOAN AGREEMENT.  The Schedule to the Loan Agreement is
hereby amended to read as follows:

                                     "SCHEDULE

                                         TO

                             LOAN AND SECURITY AGREEMENT

                                    COMMITMENTS"



                             COMMITTED REVOLVING LINE:


      LENDER                    COMMITMENT        COMMITMENT PERCENTAGE

      SILICON VALLEY BANK      $12,500,000              50%

      BANK OF HAWAII           $12,500,000              50%"



      11. REPRESENTATIONS TRUE. Borrower represents and warrants to Bank that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

      12. FEE. Borrower shall pay to Bank a fee of $12,500 in connection herewith, which shall be in addition to interest and to all other amounts payable under the Loan Agreement.

      13. GENERAL PROVISIONS. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank


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and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. This Agreement and Consent may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

 CYMER, INC.                             SILICON VALLEY BANK


 BY /s/ William A. Angus, III            BY /s/ John Otterson
    -------------------------               -----------------
      SENIOR VICE PRESIDENT                  VICE PRESIDENT


 CYMER JAPAN, INC.                       BANK OF HAWAII

 BY /s/ Robert A. Akins                  BY /s/ David Ward
    -------------------                     --------------
      PRESIDENT                                OFFICER


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